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                                                                  EXHIBIT 4.1


                          RETIREMENT AND SEVERANCE AGREEMENT

                            Agreement Date: March 15, 1996

    Claremont Technology Group, Inc. (Claremont), whose address is 1600 NW Compton Drive, Suite 305, Beaverton, Oregon 97006 and Steven L. Darrow (Darrow), whose address is 20514 127th Avenue SE, Snohomish, Washington 98290, enter this agreement as of the agreement date.

    Darrow has effective as of the date of this Agreement resigned from his employment with the Company, and from his office as Chairman of the Board of Directors. The parties understand that Darrow's net worth is substantially tied up in the Company's stock, and wish to make certain provisions related to assuring him reasonable access to liquidity.

    Since the Company's founding, he has provided the Company with long and valuable service, as its founder, President, and as Chairman of its Board of Directors. In addition, he has amassed considerable knowledge and expertise in the field of large-scale systems integration. In recognition of his service, and in exchange for his agreement to refrain from competing with the Company, the Company enters into this Agreement.

1.  NON-COMPETITION; NON-SOLICITATION.

    1.1 COMMITMENT. While Darrow remains a director of the Company, and if longer thereafter until March 15, 2001, unless Claremont consents in writing, Darrow will not compete with Claremont, or solicit business from Claremont's customers.

    1.2 COMPETING DEFINED. "Competing" means to provide any services or knowledge in the area of building custom systems integration solutions to a Claremont customer, through or on behalf of a third party. Darrow's individual employment by, or service as an officer or director of or consultant to a Claremont customer does not constitute "competition."

    1.3 SOLICITING BUSINESS DEFINED. Soliciting business means contacting or dealing with a Claremont customer for purposes of seeking service or consulting contracts, or sales, related to building custom systems integration solutions, on behalf of a third party.

    1.4  CLAREMONT CUSTOMERS DEFINED.  Claremont's customers are:

         1.4.1 EXISTING. Entities or individuals who have purchased consulting or programming services, software, or goods from Claremont at any time within three (3) years before March 15, 1996, or who do so during the period within which Darrow remains a director of the Company.

         1.4.2 ACTIVE PROSPECTS. Entities or individuals who are active prospects of Claremont. An active prospect is one upon whom more than three calls have been made in any one-month period, or to whom a proposal has been submitted or by whom a

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    proposal has been requested, within the twelve months immediately preceding the date in question.

         1.4.3 NOTICE ON REQUEST. On request given by Notice, Claremont will confirm whether or not any given entity is or is not a Claremont customer.

         1.4.4 EXCLUSION. Darrow shall be entitled to continue service already contracted for or commenced to a Darrow customer or employer, if that customer or employer subsequently becomes a Claremont Customer as defined in this Section 1.4.

    1.5 NON-HIRING. Before Darrow steps down from Claremont's Board of Directors, or before March 15, 1997 if later, unless Claremont consents in writing (such consent not to be unreasonably withheld), Darrow will not recruit or hire Claremont employees, whether on Darrow's own behalf or for another.

2.  CONSIDERATION.

    2.1 FOR NONCOMPETE. In consideration of the non-competition agreements provided for in Section 1, Claremont agrees to provide Darrow with these benefits:

         2.1.1 PAYMENT EQUIVALENT TO ONE YEAR'S PAY. On March 15, 1996, or as soon thereafter as the Company can do so without an imprudent reduction in its available cash (taking into account available sources of credit), the Company shall pay Darrow $325,000, from which the Company may withhold before payment any deductions and taxes required by law to be paid thereon.

         2.1.2 LOAN FORGIVENESS AND GROSS-UP. On March 15, 1996, the Company shall cancel all outstanding indebtedness of Darrow to the Company. If any deductions are deemed required as a result of this payment, Company shall pay them (including such obligations as are incurred as a result of the additional payments required by this sentence) over and above the cancellation amount. The Company shall return Darrow's promissory note for all existing indebtedness, marked "Cancelled."

         2.1.3 ARRANGEMENT OF NEW LOAN. The Company shall assist Darrow to obtain a new loan from the Bank of America to Darrow, in the face amount of $410,000. If required by the Bank of America as a condition of extending the credit to Darrow, the Company shall guarantee this loan, subject to reasonable satisfaction with the terms of the guarantee and the terms of the obligation. Claremont's obligations under this paragraph shall cease if Darrow has not initiated the process of applying for that loan by June 1, 1996, or has not completed that application process (including supplying all necessary information requested by the bank) by June 30, 1996.

              (a) REPAYMENT. Darrow shall meet all obligations of this loan, and shall be obligated either to secure the release of Claremont's guarantee at the time of, or to repay this loan from the proceeds from, any sale of Claremont stock by Darrow in which Darrow receives at least $5,000,000 in proceeds. The loan shall


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         be repaid, or Claremont's guarantee released, within sixty days from the date of the sale. If the Company registers its stock in an underwritten public offering under the Securities Act of 1933, the registration will count as a completed sale hereunder, and Darrow will be required to clear Claremont's guarantee.

              (b) PLEDGE OF SHARES. If Claremont is required to guarantee the loan, Darrow shall deposit share certificates for 68,333 shares of Claremont stock with the Secretary of the Company, endorsed to the Company as pledge and security for his obligations under Section 2.1.3(a), which shares shall be returned to him free of pledge upon the earlier of the payment of the loan or the release of Claremont's guarantee.

         2.1.4 HEALTH CARE. The Company will continue health care coverage for Darrow for his lifetime under the Company's standard health care plan as then in effect for senior executives of the company, or if forbidden to do so by applicable health care insurance plans in place, shall pay toward the health care plan of Darrow's choosing an amount equal to the premiums Company would pay for Darrow's coverage if Darrow remained an employee. Company shall also extend the same family health benefits to Darrow's spouse as would be available to the spouse of any employee, on the same terms. Company may reduce such coverage to the extent it is duplicated by Medicare or other similar programs.

         2.1.5 DARROW'S LEGAL FEES. Company will pay Darrow's actual and itemized legal fees for preparation of this Agreement, in an amount not to exceed $5,000.

    2.2 VESTING OF STOCK. Claremont confirms that all stock options held by Darrow are fully vested, so that all are immediately exercisable as of March 15, 1996. Claremont will take such steps as may be necessary to extend the exercise period of those options through March 15, 1997 at the earliest. Further if the law permits, Claremont will cause all employer's matching funds held in Darrow's name under the Company's 401(k) plan likewise to be fully vested, as of the date of his resignation from employment with the Company.

    2.3 ACCRUED SALARY AND PTO. Claremont confirms that it will pay all salary accrued through March 15, and pay for accrued Personal Time Off according to Claremont's usual policies.

3. PLACEMENT ASSISTANCE. Claremont shall provide Darrow with good faith assistance in facilitating a private sale of so much of Darrow's unregistered stock as Darrow may wish to sell before the date of a registered offering, subject to the company's overriding obligation of compliance with all applicable securities laws.

4.  REGISTRATION RIGHTS.

    4.1 "REGISTER," "REGISTERED," AND "REGISTRATION" means a registration effected by preparing and filing a registration statement in compliance with the Securities Act and the declaration or ordering of effectiveness of such registration statement.


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    4.2  "REGISTRATION EXPENSES" means all expenses incurred by the Company in complying with Section 4 of this Agreement, including without limitation all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, and blue sky fees and expenses.

    4.3 "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time, and all rules and regulations promulgated thereunder, or any act, rules or regulations which replace the Securities Act or any such rules and regulations.

    4.4 "SELLING EXPENSES" means all underwriting discounts and selling commissions applicable to the sale of securities of a holder and all fees and disbursements of counsel for such holder.

    4.5 "DARROW SHARES" means any common stock in Claremont owned by Steven L. Darrow, together with those shares of common stock in Claremont which were originally owned by Darrow and which were transferred by him to Brett H. Darrow, Dawn C. Darrow (also known as Dawn Combs) and Judy Smith, and have not yet been transferred by Darrow's transferee to any other party. A holder of Darrow Shares is an "INVESTOR" with respect to those shares, for purposes of this Agreement, and each Investor other than Darrow is an intended third party beneficiary of this section of this Agreement.

    4.6  COMPANY REGISTRATIONS.

         4.6.1 BEST EFFORTS CO-REGISTRATION RIGHTS. If at any time the Company determines to register any of its common stock for sale to the general public solely for cash on a form that would also permit sale of some or all of the Darrow Shares, the Company will (i) promptly give each holder of Darrow Shares written notice thereof and (ii) use its best efforts to include in such registrations and in any related underwriting all Darrow Shares specified in a written request by any Investor (which request shall state the intended method of distribution of the securities), received by the Company within 15 business days after receipt of such written notice from the Company by any Investor, except as set forth in subsection 4.6.2 below.

         4.6.2 UNDERWRITTEN OFFERINGS. If the registration of which the Company gives notice under this Section 4.6 is for a registered public offering involving an underwriting, the Company will so advise the Investor as a part of the written notice given to such Investor pursuant to subsection 4.6.1 above. In such event the right of any Investor to registration pursuant to this Section 4 will be conditioned on such Investor's participation in such underwriting and the inclusion of such Investor's Darrow Shares in the underwriting to the extent provided herein. All Investors proposing to distribute Darrow Shares through such underwriting will (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company.
    Notwithstanding any other provision of this Section 4, if the underwriter of the offering determines that marketing factors require a limitation on the number of Darrow Shares to be sold for the account of Investors, the Company will


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    be required to include in the relevant offering and registration under this
    Section 4 only so many of such shares in addition to any shares of common stock to be offered by the Company as the underwriter believes in good faith would not adversely affect the distribution of the securities to be offered and registered (the shares so included to be apportioned pro rata among all participating security holders, including participating
    Investors, according to their respective holdings of shares).

    4.7  EXPENSES.

         4.7.1 INCREMENTAL EXPENSES. All incremental Registration Expenses incurred as a result of any Darrow Shares being included in a registration pursuant to Section 4.6 shall be borne by the Investors on a pro rata basis according to the number of Darrow Shares included in such registration.

         4.7.2 SELLING EXPENSES. All Selling Expenses shall be borne by the holder of the securities so registered.

         4.7.3 COMPLIANCE WITH LAW. Notwithstanding any other provision of this Section 4.7, the provisions of this Section 4.7 shall be deemed amended to incorporate and comply with the provisions of any applicable state securities laws, regulations, and administrative policies.

    4.8 PROCEDURES. Whenever required under Section 4.6 of this Agreement to use its best efforts to effect the registration of any of the Company's securities, the Company will, as expeditiously as reasonably possible:

         4.8.1 REGISTRATION STATEMENT. Prepare and file with the Securities and Exchange Commission (the Commission) a registration statement with respect to such securities and use its earnest and diligent efforts to cause such registration statement to become and remain effective;

         4.8.2 AMENDMENTS AND SUPPLEMENTS. Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

         4.8.3 FURNISH PROSPECTUS. Furnish to each Investor with respect to whom securities are included in such registration statement a prospectus and such other documents as the Investor reasonably may require to facilitate the disposition of such securities;

         4.8.4 LOCAL JURISDICTIONS COMPLIANCE. Use its earnest and diligent efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as reasonably are appropriate for the distribution of the securities covered by such registration statement; provided, however,


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    that the Company will not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any state or jurisdiction unless the Company is already subject to service in such jurisdiction and provided further that in connection with any proposed registration, the Company will in no event be obligated to cause any such registration to remain effective for more than 180 days.

         4.8.5 NOTICE OF EFFECTIVENESS. Notify each Investor with respect to whom securities are included in such registration statement, promptly after it shall receive notice thereof, of the time when such registration statement has become effective or a supplement to any prospectus forming a part of such registratrion statement has been filed;

         4.8.6 NOTICE OF COMMISSION REQUEST. Notify each Investor with respect to whom securities are icnluded in such registration statement of any request by the Securities and Exchange Commission for the amending or supplementing of such registration statement or prospoectus or for additional information; and

         4.8.7 ADVICE OF STOP ORDERS. Advise each Investor with respect to whom securities are included in such registration statement, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such registration statement, or the initition or threatening of any proceeding for such purpose and promptly use its earnest and diligent efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued.

    4.9 INFORMATION FROM INVESTOR. Each Investor whose Darrow Shares are included in any registration under Section 4.6 of this Agreement will promptly furnish in writing to the Company such information regarding such Investor and the distribution proposed by such Investor as the Company may request in writing and as may be required in connection with any registration, qualification, or compliance referred to in Section 4.6 and to execute such documents in connection with such registration as the Company may reasonably request. Each Investor shall furnish any information required by this section 4.9 within 15 business days of the Company's written request therefor.

    4.10 STAND-OFF AGREEMENT. No Investor who participates in the registration, if so requested by the Company and an underwriter of securities of the Company, will sell or otherwise transfer or dispose of any other securities of the Company held by such Investor other than pursuant to the registration statement during the period required by the Underwriters following and including the effective date of a registration statement, which period shall not, absent the subsequent approval of the Investor concerned, exceed 180 days, provided, however, that such Investor's agreement in this Section 4.10 will only apply (a) to the first two such registration statements of the Company including shares or securities to be sold on the Company's behalf to the general public in an underwritten offering and (b) if all officers and directors of the Company enter into similar agreements in writing in a form satisfactory to the Company and such underwriter covering shares of the common stock (or other securities) owned


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by them, and for the same post-effective period.  The Company may impose stop transfer instructions with respect to the securities subject to the restriction in this Section 4.10 until the end of the stand-off period.

    4.11 INDEMNIFICATION IN CONNECTION WITH REGISTRATION.

         4.11.1 COMPANY'S INDEMNIFICATION OBLIGATION. If any of the Darrow Shares are registered, to the extent permitted by law, the Company will indemnify and hold harmless each selling Investor, any person who controls any selling Investor within the meaning of the Securities Act, any underwriter for a selling Investor and any person who controls such underwriter within the meaning of the Securities Act (collectively with the underwriter, a "Participating Underwriter") against any losses, claims, damages, or liabilities, joint or several, to which any Investor, controlling person, or Participating Underwriter may be subject under the Securities Act or otherwise; and it will reimburse each Investor, each controlling person, and each Participating Underwriter for any legal or other expenses reasonably incurred by the Investor, controlling person, or Participating Underwriter in connection with investigating or defending any such loss, claim, damage, liability, or action, insofar as such losses, claims, damages, or liabilities, joint or several (or actions in respect thereof), arise out of or are based upon any of the following statements omissions or violations (collectively or separately, a "Violation"): (i) any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in any such registration statement or any preliminary prospectus or final prospectus, or any amendment or supplement thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the Securities Act, the Securities Exchange Act of 1934 (the "1934 Act"), any state securities law, or any rule or regulation promulgated under the Securities Act, the 1934 Act or any state securities law; provided, however, that the Company will not be liable in any case to the extent that any loss, claim, damage, or liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in any registration statement, preliminary prospectus, final prospectus, or any amendment or supplement thereto, in reliance upon and in conformity with written information furnished by a Investor for use in the preparation thereof and provided further, that if any losses, claims, damages or liabilities arise out of or are based upon an untrue statement, alleged untrue statement, omission or alleged omission contained in any preliminary prospectus which did not appear in the final prospectus, the Company shall not have any liability with respect thereto to (i) the selling Investor or any person who controls such selling Investor within the meaning of the Act, if the selling Investor delivered a copy of the preliminary prospectus to the person alleging such losses, claims, damages or liabilities and failed to deliver a copy of the final prospectus, as amended or supplemented if it has been amended or supplemented, to such person at or prior to the written confirmation of the sale to such person or (ii) any Participating Underwriter, if such Participating Underwriter delivered a copy of the preliminary prospectus to the person alleging such losses, claims, damages or liabilities and failed to deliver a copy of the final prospectus, as amended or supplemented if it has been amended or supplemented to such person at or prior to the written confirmation of the sale to such person. The


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    indemnity agreement contained in this subparagraph 4.11.1 shall not apply to amounts paid to any claimant in settlement of any suit or claim unless such payment is first approved by the Company, such approval not to be unreasonably withheld.

         4.11.2 INVESTOR'S INDEMNIFICATION OBLIGATION. Each selling Investor, to the extent permitted by law and as a condition of the Company's registration obligation, will indemnify and hold harmless the Company, each of the Company's directors, each of the Company's officers who have signed any registration statement or other filing or any amendment or supplement thereto, any person who controls the Company within the meanings of the Securities Act, each other Selling Investor or any other person participating as a selling shareholder in the registration (collectively, a "Selling Shareholder"), any person who controls any such Selling Shareholder within the meaning of the Securities Act, and any Participating Underwriter against any losses, claims, damages, or liabilities to which the Company or any such director, officer, Selling Shareholder, Participating Underwriter or controlling person may become subject under the Securities Act or otherwise, and will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, Selling Shareholder, Participating Underwriter, or controlling person in connection with investigating or defending any such loss, claim, damage, liability, or action, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any Violation but only to the extent that such Violation was made in said registration statement, preliminary or final prospectus, or other filing, or amendment or supplement, in reliance upon and in conformity with written information furnished by such Investor for use in the preparation thereof; provided, however, that the indemnity agreement contained in this subparagraph 4.11.2 shall not apply to amounts paid to any claimant in settlement of any suit or claim unless such payment is first approved by the Investor, such approval not to be unreasonably withheld.

         4.11.3 NOTICE. Promptly after receipt by an indemnified party under subparagraphs 4.11.1 or 4.11.2 above of written notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, deliver to the indemnifying party written notice of the commencement thereof. The failure to notify an indemnifying party promptly of the commencement of any such action, if prejudicial to the ability of the indemnifying party to defend the action, shall relieve the indemnifying party of any liability to the indemnified party pursuant to this Section 4.11 but the omission to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under subparagraphs 4.11.1 or 4.11.2.

         4.11.4 PARTICIPATION IN DEFENSE. If any such action is brought against any indemnified party and it notifies in writing an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party; and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party for any legal


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    or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

    4.12 LIMITS ON REGISTRATIONS. The rights of all Investors to cause the Company to register their Darrow Shares under this Section 4 shall expire following the third offering for which the Company has provided the opportunity as specified in Section 4.6.1.

5.  OTHER MATTERS.

    5.1  VOTING AND CO-SALE AGREEMENT.  Jerry L. Stone, Steven L. Darrow, Paul
J. Cosgrave, and Steven L. Darrow as Trustee of the Claremont Consulting Group, Inc. Voting Trust hereby agree to waive their rights under Sections 3 and 4 of that certain Voting and CoSale Agreement entered into among them for purposes of a placement under Section 3 of this Agreement, and further agree that the Voting and CoSale Agreement shall terminate in its entirety upon the effective date of a registration statement filed under the Securities Act of 1933.

    5.2 INDEMNIFICATION. The Company shall indemnify and hold harmless Darrow against all liability, damange, or expense resulting from the fact that he is and or was a Director and/or Officer of the Company, to the maximum extent and under all circumstances permitted by law. In addition, the Company shall take all steps necessary to insure that Darrow is covered for all periods during which he was or is a director or officer by all policies held by the Company providing insurance against damages, expenses and liabilities relating to the acts, errors, and omissions of the Company's Directors and Officers, for periods during which such claims could be brought under applicable statutes of limitations.

    5.3 VALID EXISTENCE. The Company has the corporate power to enter into and perform all of its obligatiosn under this Agreement aand all other documents and instruments contemplated or required hereunder (collectively, the "Documents"). The execution and delivery of the Documents and the performance of the other covenants and agreements contemplated hereby have been duly authorized by the Company's Board of Directors. When executed by an Officer of the Company, this Agreement and the other Documents shall be valid and binding obligations of the Company, fully enforceable against the Company in accordance with their respective terms.

    5.4 NOTICE. Notice to Darrow shall be sent to Darrow's address shown above. Notice to Claremont shall be sent to Claremont's address noted above, marked attention: CEO. Either party may change its address by Notice. Notice shall be effective when the person to whom it is sent actually gets it, if sent by any method that leaves a paper or electronic record in the hands of the recipient. If sent certified or registered mail, postage prepaid, return receipt requested, to the proper address this section defines, notice shall be considered effective whether or not actually received on the date the return receipt shows the notice was accepted, refused, or returned undeliverable.

    5.5 SEVERABILITY. Each clause of this agreement is severable. If any clause is ruled void or unenforceable, the balance of the agreement shall nonetheless remain in effect.


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    5.6  NON-WAIVER.  A waiver of one or more breaches of any clause of this agreement shall not act to waive any other breach, whether of the same or different clauses.

    5.7 ASSIGNMENT. This Agreement shall not be assigned by either party without the consent of the other.

    5.8 GOVERNING LAW. This agreement is entered in, and is governed by, the laws of the state of Oregon.

    5.9 SERVICE OF PROCESS AND EQUITABLE RELIEF. Each party consents to service of process through the method prescribed for Notice. As violation of the non-competition or non-solicitation obligations of this agreement, or those related to rights in intellectual property, would result in damage to Claremont that could not be cured by an award of money alone, Claremont shall be entitled to injunctive relief in cases where a violation of those obligations is shown.

    5.10 ATTORNEYS' FEES. The prevailing party in any suit, action, arbitration, or appeal filed or held concerning this agreement shall be entitled to reasonable attorneys' fees and the actual, reasonably necessary costs of the proceeding.

    5.11 INTEGRATION. This agreement is the complete agreement between the parties as of its date with respect to the subject matter it contains. It supersedes all prior agreements, written or oral. It may be modified only in writing signed by the original parties hereto.

CLAREMONT TECHNOLOGY GROUP, INC.       STEVEN L. DARROW, FOR HIMSELF AND, FOR
                                       PURPOSES OF SECTION 5.1, AS FINAL
                                       TRUSTEE OF THE CLAREMONT CONSULTING
                                       GROUP, INC. VOTING TRUST

By:                                    By:
   --------------------------------        ------------------------------------

Print:                                 Print:
      -----------------------------           ---------------------------------

Title:                                 Title:
      -----------------------------           ---------------------------------

Date:                                  Date:
     ------------------------------          ----------------------------------

JERRY L. STONE, INDIVIDUALLY, FOR      PAUL J. COSGRAVE, INDIVIDUALLY,
PURPOSES OF SECTION 5.1                FOR PURPOSES OF SECTION 5.1


- -----------------------------------    ----------------------------------------
Date:                                  Date:
     ------------------------------         -----------------------------------

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